                                                                    Exhibit 23.1

                                BDO Seidman, LLP
                      1900 Avenue of the Stars, 11th Floor
                              Los Angeles, CA 90067

               Consent of Independent Certified Public Accountants



Sorrento Networks Corporation.

San Diego, California



         We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of our report dated April 11, 2003, relating to the consolidated financial statements of Sorrento Networks Corporation and subsidiaries appearing in the Company's Annual Report on Form 10-K for the year ended January 31, 2003. Our report contains an explanatory paragraph regarding the Company's ability to continue as a going concern.

We also consent to the reference to us under the caption "Experts" in the Prospectus.


/s/ BDO Seidman, LLP


BDO Seidman, LLP
Los Angeles, California
January 30, 2004